Exhibit 10.10
Execution Version
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) dated as of April 25, 2025 is entered into by and among Fermata Energy LLC, a Delaware limited liability company (“Seller”), Fermata Energy II, LLC, a Delaware limited liability company (“Buyer”) and Nuvve Holding Corp., a Delaware corporation (“Parent”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.
RECITALS
WHEREAS, Seller is engaged in the business of developing bidirectional charging technology solutions (the “Business”); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

PURCHASE AND SALE
Section 1.1Purchase and Sale of Assets.
(a)Subject to the terms and conditions set forth herein (including Section 1.1(b) hereof), at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the tangible and intangible assets, properties and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:
(i)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business;
(ii)all Contracts, including Intellectual Property Agreements, set forth on Section 1.1(a)(ii) of the Disclosure Schedules (the “Assigned Contracts”). For purposes of this Agreement: (i) “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral; and (ii) “Disclosure Schedules” means the disclosure schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement;

(iii)all furniture, fixtures, equipment and other tangible personal property of the Business set forth on Section 1.1(a)(iii) of the Disclosure Schedules (the “Tangible Personal Property”);
(iv)all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Section 1.1(a)(iv) of the Disclosure Schedules;
(v)all Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 3.8(b) of the Disclosure Schedules, and all pending applications therefor or renewals thereof, in each case, to the extent such Permits can be transferred under applicable Law (but if any such Permits cannot be transferred under applicable Law, then Seller agrees to cooperate and reasonably assist Buyer in obtaining such Permits);
(vi)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(vii)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(viii)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (for the avoidance of doubt, all insurance benefits, including rights and proceeds, resulting from any policies that remain with Seller after the Closing (including, but not limited to, Seller’s D&O policy) shall inure to the benefit of Seller);
(ix)originals or, where not available, copies, of all books and records, including (A) books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction (each, a “Governmental Authority”)), sales material and records, strategic plans and marketing and promotional surveys, material and research; (B) a system backup of all emails and correspondence with vendors; and (C) files relating to the Intellectual Property Assets and the Intellectual Property Agreements (collectively, “Books and Records”);
(x)all Intellectual Property Assets, including, without limitation, all trade names, assumed names, brand names, product names and

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entity names of or relating to the Business, including “Fermata”, “Fermata Energy” and all variations thereof, and Seller’s logo and associated brand art; and
(xi)all goodwill associated with any of the assets described in the foregoing clauses.
(b)Notwithstanding anything to the contrary in this Agreement, following the Closing, Buyer may, in its sole and absolute discretion, decide not to accept the sale, assignment or transfer of any of the foregoing assets, properties or rights, in which case any such assets, properties or rights shall not constitute Purchased Assets and will instead constitute Excluded Assets for all purposes hereunder (the “Post-Closing Excluded Assets”). For the avoidance of doubt, if Buyer decides not to accept the sale, assignment or transfer of any of the foregoing assets, properties or rights, such decision shall not result in any adjustment to the Purchase Price or any other consideration payable by Buyer under this Agreement.
Section 1.2Excluded Assets. Notwithstanding the foregoing, the Purchased Assets, shall not include the following assets (collectively, the “Excluded Assets”):
(a)Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);
(b)the organizational documents, minute books, Tax Returns, books of account or other records having to do with the entity organization of Seller;
(c)all Benefit Plans and assets attributable thereto. For purposes of this Agreement, “Benefit Plan” means any benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its Affiliates has or may have any Liability, contingent or otherwise;
(d)the assets, properties and rights specifically set forth on Section 1.2(d) of the Disclosure Schedules;
(e)the Post-Closing Excluded Assets; and
(f)the rights which accrue or will accrue to Seller under this Agreement and the other Transaction Documents.
Section 1.3Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)all Liabilities for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or any portion thereof) beginning after the Closing Date;
(b)all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were

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incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and
(c)those Liabilities of Seller set forth on Section 1.3(c) of the Disclosure Schedules.
For purposes of this Agreement, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
Section 1.4Excluded Liabilities. Notwithstanding the provisions of Section 1.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)except as expressly set forth in Section 1.6, any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisors and others;
(b)any Liability for (i) Taxes of Seller (or any equityholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or any portion thereof) ending on or prior to the Closing Date; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 5.4; or (iii) other Taxes of Seller (or any equityholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any equityholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(c)any Liabilities relating to or arising out of the Excluded Assets;
(d)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(e)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;
(f)any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;
(g)any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

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(h)any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
(i)any trade accounts payable of Seller (i) which constitute intercompany payables owing to Affiliates of Seller; (ii) which constitute debt, loans or credit facilities to financial institutions; or (iii) which did not arise in the ordinary course of business;
(j)any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(k)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);
(l)any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;
(m)any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and
(n)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.
For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; and (ii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
Section 1.5Seller Legal Fees. Prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer a statement setting forth the aggregate amount of the legal fees incurred by or on behalf of Seller in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (collectively, the “Seller Legal Fees”).
Section 1.6Purchase Price. The aggregate purchase price for the Purchased Assets shall be Three Hundred Forty Thousand Two Hundred Dollars ($340,200.00) (the “Purchase Price”), plus an amount, not to exceed Twenty Thousand Dollars ($20,000.00), equal to the Seller Legal Fees (the “Seller Legal Fees Reimbursement”), plus the assumption of the Assumed Liabilities. Buyer shall pay the Purchase Price and the Seller Legal Fees Reimbursement by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth on Section 1.6 of the Disclosure Schedules. Notwithstanding

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the foregoing, the parties agree that Buyer shall pay Seller a separately agreed upon portion of the Purchase Price in advance of Closing (the “Prepayment Amount”).
Section 1.7Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.7 of the Disclosure Schedules (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.
Section 1.8Non-Assignable Assets.
(a)Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a sale, assignment or transfer of any Purchased Asset if such sale, assignment or transfer: (i) violates applicable Law; or (ii) requires the consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such consent or waiver has not been obtained prior to the Closing.
(b)Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent or waiver, or any release, substitution or amendment required to novate all Liabilities under any and all Assigned Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, waiver, release, substitution or amendment is obtained, Seller shall sell, assign and transfer to Buyer the relevant Purchased Asset to which such consent, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment or transfer shall be paid by Seller in accordance with Section 5.4.
(c)To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer pursuant to this Section 1.8, Buyer and Seller shall use reasonable best efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing. To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller from and after the Closing Date, to the extent related to such Purchased Asset in connection with the arrangements under this Section 1.8.
Section 1.9Withholding Taxes. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Buyer shall provide Seller with written notice of its intent to withhold at least three (3) days prior to the Closing with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. To the extent that amounts are so withheld and paid over to the appropriate tax authority by Buyer, such withheld amounts shall be treated for all purposes of

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this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article II

CLOSING
Section 2.1Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the date hereof (the “Closing Date”). The Closing shall be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. Pacific time on the Closing Date.
Section 2.2Closing Deliverables.
(a)At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)a bill of sale, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller, transferring the Purchased Assets (other than the Assigned Contracts and the Intellectual Property Assets) to Buyer;
(ii)an assignment and assumption agreement, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;
(iii)an intellectual property assignment agreement, substantially in the form attached hereto as Exhibit D (the “Intellectual Property Assignment Agreement”), duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;
(iv)counterparts to the Buyer A&R LLCA, duly executed by the Noteholders (as such term is defined in the Preferred Unit Exchange Agreements);
(v)preferred unit exchange agreements, substantially in the form attached hereto as Exhibit E (the “Preferred Unit Exchange Agreements”), duly executed by the Noteholders (as such term is defined therein) and Seller;
(vi)a properly completed IRS Form W-9 executed by Seller;
(vii)a certificate of the Secretary (or equivalent officer) of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the Preferred Unit Exchange Agreements, the Buyer A&R LLCA and the other agreements, instruments and documents required to be

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delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of Seller authorized to sign this Agreement, the other Transaction Documents, and the other documents to be delivered hereunder and thereunder; and
(viii)such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.
(b)At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i)the Purchase Price, less any Prepayment Amount, by wire transfer of immediately available funds;
(ii)the Seller Legal Fees Reimbursement by wire transfer of immediately available funds;
(iii)the Bill of Sale, duly executed by Buyer;
(iv)the Assignment and Assumption Agreement, duly executed by Buyer;
(v)the Intellectual Property Assignment Agreement, duly executed by Buyer;
(vi)a counterpart to the Preferred Unit Exchange Agreements, duly executed by Buyer;
(vii)the Amended and Restated Limited Liability Company Agreement of Buyer, substantially in the form attached hereto as Exhibit F (the “Buyer A&R LLCA”), duly executed by Buyer and Parent; and
(viii)a certificate of the Secretary (or equivalent officer) of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the sole member of Buyer, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder.
Section 2.3Post-Closing Commitments.

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(a)Parent agrees to provide approximately Two Hundred Fifty Thousand Dollars ($250,000.00) per month in operating capital to Buyer (the “Operating Capital Commitment”) (or to provide such amount sufficient to ensure continued operations of Buyer at a level generally commensurate with a total monthly operating budget of approximately $250,000.00).
(b)Parent agrees to provide Buyer with a Chief Executive Officer and Chief Operating Officer for the first 12 months following the Closing, and the costs associated therewith shall be paid for by Parent separately and shall not count toward Parent’s Operating Capital Commitment.
Article III

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.
Section 3.1Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary entity power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.2No Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of formation, operating agreement or other organizational documents of Seller; or (b) violate or breach any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; except, in the case of clause (b), where the violation or breach would not have a Material Adverse Effect. For purposes of this Agreement: (i) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; (ii) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority; (iii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity; and (iv) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (A) the business, results of operations, condition (financial or otherwise) or assets of the Business, (B) the value of the Purchased Assets, or (C) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

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Section 3.3Financial Statements. True and complete copies of the audited consolidated financial statements of Seller consisting of the balance sheet of the Business as of December 31 in each of the years 2022 and 2023 and the related statements of income and retained earnings and cash flow for the years then ended (collectively, the “Financial Statements”) have been made available to Buyer in Seller’s virtual data room.
Section 3.4Assigned Contracts. Other than potential defaults due to late payments, Seller is not in breach of or default under any Assigned Contract, except for such breaches or defaults that would not have a Material Adverse Effect.
Section 3.5Title to Tangible Personal Property. Except as set forth in Section 3.5 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of any lien, charge, claim, pledge, security interest or other similar encumbrance (each, an “Encumbrance”), except for: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (d) other imperfections of title or Encumbrances, if any, that would not have a Material Adverse Effect (clauses (a) through (d), collectively, “Permitted Encumbrances”).
Section 3.6Intellectual Property.
(a)Section 3.6 of the Disclosure Schedules lists (i) all Intellectual Property Registrations, (ii) all Intellectual Property Agreements that are material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software), and (iii) all proprietary Software included in the Intellectual Property Assets. Except as set forth in Section 3.6(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property used in the conduct of the Business and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.
(b)Except as would not have a Material Adverse Effect, to Seller’s knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property used in the Business.
(c)For purposes of this Agreement: (i) “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (A) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (B) copyrights and all registrations and applications for registration thereof; (C) trade secrets and know-how; (D) patents and patent applications; (E) internet domain name registrations; (F) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (G) other intellectual property and related proprietary rights; (ii) “Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in the Business, including, but not limited to, all invention assignment agreements by and between Seller and any current or former

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employee or independent contractor of Seller; (iii) “Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted, together with all (A) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (B) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof; and (iv) “Intellectual Property Registrations” means all Intellectual Property used in the Business that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
Section 3.7Legal Proceedings; Governmental Orders.
(a)There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller would result in a Material Adverse Effect.
(b)There are no outstanding Governmental Orders against, relating to or affecting the Business or the Purchased Assets, which would have a Material Adverse Effect.
Section 3.8Compliance with Laws; Permits.
(a)Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.
(b)All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.8(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Seller has complied and is now complying with the terms of all Permits listed on Section 3.8(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.8(b) of the Disclosure Schedules. For purposes of this Agreement, “Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities
Section 3.9Taxes.
(a)Except (i) in connection with the 2024 tax year, and (ii) as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing and has paid all Taxes shown thereon as owing.

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(b)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(c)There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(d)The representations and warranties set forth in this Section 3.9 are Seller’s sole and exclusive representations and warranties regarding Tax matters.
(e)For purposes of this Agreement, “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.
Section 3.10Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 3.11Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement knowingly contains any untrue statement of a material fact, or knowingly omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To Seller’s knowledge, there is no event or circumstance which Seller has not disclosed to Buyer which could reasonably be expected to have a Material Adverse Effect.
Section 3.12No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives in any form (including any information, documents, or material made available to Buyer in Seller’s virtual data room for purposes of this Agreement or any management, technology or other presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in Law.
Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.1Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary entity power and authority to enter into this Agreement and the other

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Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.2No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of Buyer; (b) violate or breach any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Buyer is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Section 4.3Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 4.4Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 4.5Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 4.6Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the

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express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).
Article V

COVENANTS
Section 5.1Confidentiality. Buyer acknowledges and agrees that the Mutual Nondisclosure Agreement, dated as of March 12, 2025, between Parent and Seller (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For purposes of this Agreement, “Representative” means, with respect to any Person, any and all directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
Section 5.2Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 5.3Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section 5.4Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
Section 5.5Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional

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documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Article VI

INDEMNIFICATION
Section 6.1Survival. None of the covenants, representations, warranties or other agreements contained in this Agreement shall survive the Closing other than those covenants or agreements which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.
Section 6.2Indemnification by Seller. Subject to the other terms and conditions of this Article VI, from and after Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective officers, directors, managers, employees, stockholders, members, controlling Persons, agents, successors, permitted assignees and other Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of any claims for Fraud of Seller. For purposes of this Agreement, “Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article III or Article IV, made by such party, to such party’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.
Section 6.3Indemnification by Buyer. Subject to the other terms and conditions of this Article VI, from and after Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, managers, employees, stockholders, members, controlling Persons, agents, successors, permitted assignees and other Representatives (the “Seller Indemnified Parties”) from and against any and all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of any claims for Fraud of Buyer.
Section 6.4Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 6.5Exclusive Remedies. The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law,

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except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.5 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any intentional fraud by any party hereto.
Article VII

MISCELLANEOUS
Section 7.1Expenses. Except as otherwise expressly provided herein (including Sections 1.6 and 5.4 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 7.2Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 7.3Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.
Section 7.4Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 7.5Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 7.6Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.
Section 7.7Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of Delaware. Any legal suit, action, proceeding or dispute arising out of or relating to this

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Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the state or federal courts located in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 7.8Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 7.9Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
FERMATA ENERGY LLC,
a Delaware limited liability company
By: /s/ Tony Posawatz
Tony Posawatz
Chief Executive Officer
FERMATA ENERGY II, LLC,
a Delaware limited liability company
By: /s/ Gregory Poilasne
Gregory Poilasne
Chief Executive Officer

NUVVE HOLDING CORP.,
a Delaware corporation
By: /s/ Gregory Poilasne
Gregory Poilasne
Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE
The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Actions	Section 3.7(a)
Affiliate	Section 1.4
Agreement	Preamble
Allocation Schedule	Section 1.7
Assigned Contracts	Section 1.1(a)(ii)
Assignment and Assumption Agreement	Section 2.2(a)(ii)
Assumed Liabilities	Section 1.3
Benefit Plan	Section 1.2(c)
Bill of Sale	Section 2.2(a)(i)
Books and Records	Section 1.1(a)(ix)
Business	Recitals
Buyer	Preamble
Buyer A&R LLCA	Section 2.2(b)(vi)
Buyer Indemnified Parties	Section 6.2
Closing	Section 2.1
Closing Date	Section 2.1
Confidentiality Agreement	Section 5.1
Contracts	Section 1.1(a)(ii)
Control	Section 1.4
Disclosure Schedules	Section 1.1(a)(ii)
Encumbrance	Section 3.5
Excluded Assets	Section 1.2
Excluded Contracts	Section 1.2(a)
Excluded Liabilities	Section 1.4
Financial Statements	Section 3.3
Fraud	Section 6.2
Governmental Authority	Section 1.1(a)(ix)
Governmental Order	Section 3.2
Intellectual Property	Section 3.6(c)
Intellectual Property Agreements	Section 3.6(c)
Intellectual Property Assets	Section 3.6(c)
Intellectual Property Assignment Agreement	Section 2.2(a)(iii)
Intellectual Property Registrations	Section 3.6(c)
Law	Section 3.2
Exhibit A – Definitions Cross-Reference Table

Liabilities	Section 1.3
Losses	Section 6.2
Material Adverse Effect	Section 3.2
Operating Capital Commitment	Section 2.3(a)
Parent	Preamble
Permits	Section 3.8(b)
Permitted Encumbrance	Section 3.5
Person	Section 3.2
Post-Closing Excluded Assets	Section 1.1(b)
Preferred Unit Exchange Agreements	Section 2.2(a)(v)
Prepayment Amount	Section 1.6
Purchase Price	Section 1.6
Purchased Assets	Section 1.1(a)
Representative	Section 5.1
Seller	Preamble
Seller Indemnified Parties	Section 6.3
Seller Legal Fees	Section 1.5
Seller Legal Fees Reimbursement	Section 1.6
Software	Section 3.6(c)
Tangible Personal Property	Section 1.1(a)(iii)
Tax Returns	Section 1.7
Taxes	Section 3.9(e)
Transaction Documents	Section 2.2(a)(vii)

Exhibit A – Definitions Cross-Reference Table

Exhibit A – Definitions Cross-Reference Table

EXHIBIT B

FORM OF BILL OF SALE

Exhibit B – Form of Bill of Sale

Exhibit B – Form of Bill of Sale

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit C – Form of Assignment and Assumption Agreement

EXHIBIT D

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Exhibit D – Form of Intellectual Property Assignment Agreement
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EXHIBIT E

FORM OF PREFERRED UNIT EXCHANGE AGREEMENT

Exhibit D – Form of Intellectual Property Assignment Agreement
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EXHIBIT F

FORM OF BUYER A&R LLCA
Exhibit E – Form of Preferred Unit Exchange Agreement